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                                 EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Viador Inc.

We consent to incorporation herein by reference in this Registration Statement on Form S-8 of Viador Inc. of our report dated January 20, 2000 except as to note 8 which is as of January 31, 2000 relating to the balance sheets of Viador Inc., as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Viador Inc.


                                      /s/ KPMG LLP


Mountain View, California
September 19, 2000